Exhibit 99.1
Bristol-Myers Squibb Reports Fourth Quarter and Full Year 2013 Financial Results

•	Continues BioPharma Strategy Evolution to Specialty Care Model through Planned Sale of its Diabetes Business

•	Achieved Important Regulatory Milestones for Eliquis, daclatasvir and Farxiga

•	Revenues Increased 6% to $4.4 Billion in the Fourth Quarter

•	GAAP EPS Decreased 21% to $0.44; Non-GAAP EPS Increased 9% to $0.51

•	Company Provides 2014 GAAP EPS Guidance Range of $1.75 to $1.90; Confirms Non-GAAP EPS Guidance Range of $1.65 to $1.80

(NEW YORK, January 24, 2014) - Bristol-Myers Squibb Company (NYSE: BMY) today reported results for the fourth quarter and full year of 2013. The fourth quarter was highlighted by the company’s announcement to sell its diabetes business as part of the continued evolution of its successful BioPharma strategy to a specialty care model. The company achieved important regulatory milestones in the quarter for Eliquis in the U.S., daclatasvir/asunaprevir in Japan, daclatasvir in Europe and Farxiga in the U.S. In addition, the company provided financial guidance for 2014.

“In the fourth quarter we continued to grow and evolve our business, delivering solid financial results and achieving regulatory milestones for products that are important to our long-term success,” said Lamberto Andreotti, chief executive officer, Bristol-Myers Squibb. “We are looking forward to 2014 as an important year to advance our specialty care BioPharma model and deliver on key opportunities in immuno-oncology and hepatitis C that will position us well for long-term growth.”

	Fourth Quarter
$ amounts in millions, except per share amounts	2013	2012	Change
Revenues	$4,441	$4,191	6%
GAAP Diluted EPS	0.44	0.56	(21)%
Non-GAAP Diluted EPS	0.51	0.47	9%

	Full Year
$ amounts in millions, except per share amounts	2013	2012	Change
Revenues	$16,385	$17,621	(7)%
GAAP Diluted EPS	1.54	1.16	33%
Non-GAAP Diluted EPS	1.82	1.99	(9)%

FOURTH QUARTER FINANCIAL RESULTS

•	Bristol-Myers Squibb posted fourth quarter 2013 revenues of $4.4 billion, an increase of 6% compared to the same period a year ago.

•	U.S. revenues increased 1% to $2.3 billion in the quarter compared to the same period a year ago. International revenues increased 11% to $2.2 billion.

•	Gross margin as a percentage of revenues was 71.3% in the quarter compared to 74.3% in the same period a year ago.

•	Marketing, selling and administrative expenses decreased 7% to $1.1 billion in the quarter.

•	Advertising and product promotion spending increased 20% to $254 million in the quarter.

•	Research and development expenses decreased 12% to $957 million in the quarter.

•
The effective tax rate on earnings before income taxes was 15.4% in the quarter, compared to a tax benefit rate of 80.1% in the fourth quarter last year attributed to a capital loss deduction in the quarter.

•	The company reported net earnings attributable to Bristol-Myers Squibb of $726 million, or $0.44 per share, in the quarter compared to $925 million, or $0.56 per share, a year ago.

•
The company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $842 million, or $0.51 per share, in the fourth quarter, compared to $777 million, or $0.47 per share, for the same period in 2012. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable securities were $8.3 billion, with a net debt position of $68 million, as of December 31, 2013.

FOURTH QUARTER STRATEGIC UPDATE

In December, the company announced plans to sell its global diabetes business that was part of its collaboration with AstraZeneca, enabling its continued evolution to a specialty care BioPharma company. Under terms of the agreement, AstraZeneca will make an upfront payment of $2.7 billion to Bristol-Myers Squibb, with potential regulatory- and sales-based milestone payments of up to $1.4 billion and will make royalty payments based on net sales through 2025. Of the $1.4 billion milestone payments, the company has already earned a $0.6 billion milestone payment with the recent approval of Farxiga in the U.S. that will be paid shortly after the closing of the transaction. In addition, AstraZeneca will make payments of up to $225 million if and when certain assets are subsequently transferred. The transaction is expected to be accretive to non-GAAP EPS in the near-term and likely dilutive to non-GAAP EPS toward the latter part of the decade.  The company anticipates that the transaction will close in the first quarter of 2014.

FOURTH QUARTER PRODUCT AND PIPELINE UPDATE

Bristol-Myers Squibb’s global revenues in the fourth quarter included Yervoy, which grew 23%, Onglyza/Kombiglyze , which grew 13%, Sprycel, which grew 30%, and Orencia, which grew 22%.

Farxiga / Xigduo

•
In January, the company and its partner, AstraZeneca, announced that the U.S. Food and Drug Administration (FDA) approved Farxiga, a once-daily oral treatment indicated as an adjunct to diet and exercise to improve glycemic control in adults with type 2 diabetes mellitus. Farxiga is marketed as Forxiga outside the United States.

•
In January, the company and its partner, AstraZeneca, announced that Xigduo (dapagliflozin and metformin hydrochloride) was granted Marketing Authorization by the European Commission for the treatment of type 2 diabetes in the European Union (EU). Xigduo combines dapagliflozin (trade name Forxiga), a selective and reversible inhibitor of SGLT2 with metformin hydrochloride, two anti‑hyperglycemic products with complementary mechanisms of action to improve glycemic control, in a twice daily tablet.

Eliquis

•
In December, the company and its partner, Pfizer, announced that the FDA has accepted for review a Supplemental New Drug Application for Eliquis for the treatment of deep vein thrombosis (DVT) and pulmonary embolism (PE) and for the reduction in the risk of recurrent DVT and PE. The Prescription Drug User Fee Act (PDUFA) goal date for a decision by the FDA is August 25, 2014.

•
In December, the company and its partner Pfizer also announced that in November 2013, the European Medicines Agency (EMA) accepted for review an application for Eliquis for the treatment of DVT and PE, and prevention of recurrent DVT and PE.

Metreleptin

•
In December, the FDA’s Endocrinologic and Metabolic Drugs Advisory Committee (EMDAC) recommended the investigational medicine metreleptin for the treatment of pediatric and adult patients with generalized lipodystrophy. The EMDAC did not recommend metreleptin in patients with partial lipodystrophy. The FDA is not bound by the EMDAC’s recommendation but will take it into consideration when reviewing the Biologics License Application for metreleptin. The PDUFA goal date for metreleptin is February 24, 2014.

Yervoy

•
In November, the European Commission approved an expanded indication for Yervoy for the first-line treatment of adult patients with advanced (unresectable or metastatic) melanoma. The expanded indication applies to all 28 European Union member states as well as Iceland and Norway.

Hepatitis C

•
In January, the company announced that the EMA validated the company’s marketing authorization application for daclatasvir, an investigational NS5A complex inhibitor, to treat adults with chronic hepatitis C with compensated liver disease, including genotypes 1, 2, 3, and 4. The application seeks approval to use daclatasvir in combination with other agents, including sofosbuvir, to treat chronic hepatitis C. The validation marks the start of an accelerated regulatory review process for daclatasvir, which has the potential, when used in combination with other agents, to address a high unmet need in the European Union where an estimated 9 million people are living with hepatitis C.

•
In November, the company announced it had submitted a New Drug Application to Japan’s Pharmaceutical and Medical Devices Agency seeking approval for the world’s first interferon-free and ribavirin-free treatment regimen for patients with chronic hepatitis C. The submission is based on results from a Phase III study demonstrating that the 24-week, all-oral, interferon-free and ribavirin-free regimen of daclatasvir and asunaprevir achieved an overall sustained virologic response 24 weeks after the end of treatment of 84.7% in Japanese patients with chronic hepatitis C genotype 1b who were either interferon-ineligible/intolerant or non-responders to interferon-based therapies. These Phase III data were presented in November at the American Association for the Study of Liver Diseases annual meeting in Washington D.C.

Sprycel

•
In December, at the American Society of Hematology's annual meeting in New Orleans, the company and its partner, Otsuka America Pharmaceutical Inc., presented four-year follow-up data from the Phase III DASISION study of Sprycel 100 mg once daily vs. imatinib 400 mg daily in the first-line treatment of adults with Philadelphia chromosome-positive chronic phase chronic myeloid leukemia. At four years, 76% of Sprycel patients vs. 63% of imatinib patients achieved a major molecular response and 84% of Sprycel patients vs. 64% of imatinib patients achieved an optimal molecular response at three months, as defined by treatment guidelines. Patients who achieved this response had improved overall survival vs. those who did not.

Nivolumab

•
In October, at the World Conference on Lung Cancer in Sydney, Australia, the company presented long-term follow-up results from the lung cancer cohort of an expanded Phase I dose-ranging study of nivolumab, an investigational PD-1 immune checkpoint inhibitor. The results showed sustained activity in heavily pre-treated patients with non-small-cell lung cancer as defined by one- and two-year survival rates of 42% and 24%, respectively, across dose cohorts. The spectrum, frequency and severity of treatment-related adverse events were consistent with those initially reported for nivolumab.

Clazakizumab

•
In October, at the American College of Rheumatology’s annual meeting in San Diego, the company and its partner, Alder Biopharmaceuticals, presented efficacy and safety data from a Phase IIb dose-ranging study of subcutaneous clazakizumab in adults with moderate-to-severe rheumatoid arthritis and an inadequate response to methotrexate. Clazakizumab is a humanized anti-IL-6 monoclonal antibody that is directed against the IL-6 cytokine rather than its receptor. Clazakizumab demonstrated promising rates of low disease activity and remission based on DAS28, CDAI and SDAI criteria in the study, which included MTX and anti-TNF comparator arms. The overall safety profile for clazakizumab was consistent with the known pharmacology of IL-6 blockade.

2014 FINANCIAL GUIDANCE

Bristol-Myers Squibb is setting its 2014 GAAP EPS guidance range from $1.75 to $1.90 and confirming its non-GAAP EPS guidance range from $1.65 to $1.80. Both GAAP and non-GAAP guidance assume current exchange rates and the closing of the sale of the diabetes business to AstraZeneca in the first quarter of 2014.

The financial guidance for 2014 excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified. The non-GAAP 2014 guidance also excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the Company’s website.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and related earnings per share information. These measures are adjusted to exclude certain costs, expenses, significant gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: gains or losses related to the sale or divestiture of a business, restructuring and other exit costs; accelerated depreciation charges; IPRD and asset impairments; charges and recoveries relating to significant legal proceedings; upfront, milestone and other licensing payments for in-licensing of products that have not achieved regulatory approval which are immediately expensed; net amortization of acquired intangible assets and deferred income related to Amylin; pension settlement charges; and significant tax events. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. The gain or loss related to the sale of the diabetes business will be impacted by the timing of the transaction closing

(including the China business), Forxiga regulatory approval in Japan, valuations of the businesses transferred and continuing obligations and related tax impacts. Non-GAAP financial measures provide the company and its investors with an indication of the company’s baseline performance before items that are considered by the company not to be reflective of the company’s ongoing results. The company uses non-GAAP gross profit, non-GAAP marketing, selling and administrative expense, non-GAAP research and development expense, and non-GAAP other income and expense measures to set internal budgets, manage costs, allocate resources, and plan and forecast future periods. Non-GAAP effective tax rate measures are primarily used to plan and forecast future periods. Non-GAAP earnings and earnings per share measures are primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, effects of the continuing implementation of governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies, difficulties and delays in product development, manufacturing or sales including any potential future recalls, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its business development strategy, the expiration of patents or data protection on certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. There is also no guarantee that the diabetes business divestiture transaction will close on the terms or within the time frame described in this release, that the amount of royalties the company will receive in the future will be as high as expected, that the regulatory and sales milestones will be achieved, or that the financial impact related to the sale of the business will be as expected. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit http://www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

There will be a conference call on January 24, 2014, at 10:30 a.m. ET during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live web cast of the call at http://investor.bms.com or by dialing: 913-312-0943, confirmation code: 2103308. Materials related to the call will be available at the same website prior to the call.

For more information, contact: Laura Hortas, 609-252-4587, laura.hortas@bms.com, Communications; John Elicker, 609-252-4611, john.elicker@bms.com, Ranya Dajani, 609-252-5330, ranya.dajani@bms.com, or Ryan Asay, 609-252-5020, ryan.asay@bms.com, Investor Relations.

Abilify is a trademark of Otsuka Pharmaceutical Co., Ltd.
Atripla is a trademark of Bristol-Myers Squibb Co. and Gilead Sciences, Inc.
Avapro, Avalide, and Plavix are trademarks of Sanofi.
Byetta and Bydureon are trademarks of Amylin Pharmaceuticals, LLC and AstraZeneca Pharmaceuticals LP.
Erbitux is a trademark of ImClone LLC. ImClone Systems is a wholly-owned subsidiary of Eli Lilly and Company.
All other brand names are registered trademarks of the company and/or one of its subsidiaries.

BRISTOL-MYERS SQUIBB COMPANY
SELECTED PRODUCTS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2013	2012	% Change	2013	2012	% Change
Three Months Ended December 31,
Key Products
Virology
Baraclude	$412	$360	14%	$81	$65	25%
Reyataz	384	394	(3)%	187	199	(6)%
Sustiva Franchise	427	383	11%	307	253	21%
Oncology
Erbitux	180	171	5%	176	167	5%
Sprycel	365	281	30%	157	109	44%
Yervoy	260	211	23%	148	141	5%
Neuroscience
Abilify	635	819	(22)%	435	617	(29)%
Metabolics
Bydureon	93	58	60%	81	55	47%
Byetta	105	94	12%	70	92	(24)%
Forxiga	8	—	N/A	N/A	N/A	N/A
Onglyza/Kombiglyze	224	198	13%	146	140	4%
Immunoscience
Nulojix	8	4	100%	7	3	**
Orencia	397	325	22%	256	216	19%
Cardiovascular
Avapro/Avalide	58	84	(31)%	2	16	(88)%
Eliquis	71	1	**	48	—	N/A
Plavix	81	49	65%	51	20	**

Mature Products and All Other	733	759	(3)%	113	145	(22)%

Total	4,441	4,191	6%	2,265	2,238	1%

**	In excess of 100%

BRISTOL-MYERS SQUIBB COMPANY
SELECTED PRODUCTS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2013	2012	% Change	2013	2012	% Change
Twelve Months Ended December 31,
Key Products
Virology
Baraclude	$1,527	$1,388	10%	$289	$241	20%
Reyataz	1,551	1,521	2%	769	783	(2)%
Sustiva Franchise	1,614	1,527	6%	1,092	1,016	7%
Oncology
Erbitux	696	702	(1)%	682	688	(1)%
Sprycel	1,280	1,019	26%	541	404	34%
Yervoy	960	706	36%	577	503	15%
Neuroscience
Abilify	2,289	2,827	(19)%	1,519	2,102	(28)%
Metabolics
Bydureon	298	78	**	263	75	**
Byetta	400	149	**	304	147	**
Forxiga	23	—	N/A	N/A	N/A	N/A
Onglyza/Kombiglyze	877	709	24%	591	516	15%
Immunoscience
Nulojix	26	11	**	20	9	**
Orencia	1,444	1,176	23%	954	797	20%
Cardiovascular
Avapro/Avalide	231	503	(54)%	(7)	155	**
Eliquis	146	2	**	97	—	N/A
Plavix	258	2,547	(90)%	153	2,424	(94)%

Mature Products and All Other	2,765	2,756	—	474	524	(10)%

Total	16,385	17,621	(7)%	8,318	10,384	(20)%

**	In excess of 100%

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net product sales	$3,298	$3,084	$12,304	$13,654
Alliance and other revenues	1,143	1,107	4,081	3,967
Total Revenues	4,441	4,191	16,385	17,621

Cost of products sold	1,273	1,075	4,619	4,610
Marketing, selling and administrative	1,068	1,143	4,084	4,220
Advertising and product promotion	254	212	855	797
Research and development	957	1,082	3,731	3,904
Impairment charge for BMS-986094 intangible asset	—	—	—	1,830
Other (income)/expense	20	166	205	(80)
Total Expenses	3,572	3,678	13,494	15,281

Earnings Before Income Taxes	869	513	2,891	2,340
Provision for/(Benefit from) income taxes	134	(411)	311	(161)

Net Earnings	735	924	2,580	2,501
Net Earnings/(Loss) Attributable to Noncontrolling Interest	9	(1)	17	541
Net Earnings Attributable to BMS	726	925	2,563	1,960

Earnings per Common Share
Basic	$0.44	$0.56	$1.56	$1.17
Diluted	$0.44	$0.56	$1.54	$1.16

Average Common Shares Outstanding:
Basic	1,648	1,644	1,644	1,670
Diluted	1,666	1,662	1,662	1,688

Other (Income)/Expense

Interest expense	$53	$51	$199	$182
Investment income	(28)	(21)	(104)	(106)
Provision for restructuring	14	103	226	174
Litigation charges/(recoveries)	25	55	20	(45)
Equity in net income of affiliates	(38)	(33)	(166)	(183)
Out-licensed intangible asset impairment	—	—	—	38
Gain on sale of product lines, businesses and assets	(1)	(50)	(2)	(53)
Other income received from alliance partners, net	(28)	(87)	(148)	(312)
Pension curtailments and settlements	27	155	165	158
Other	(4)	(7)	15	67
Other (income)/expense	$20	$166	$205	$(80)

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(Unaudited, dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Accelerated depreciation, asset impairment and other shutdown costs	$36	$—	$36	$147
Amortization of acquired Amylin intangible assets	137	138	549	229
Amortization of Amylin collaboration proceeds	(71)	(68)	(273)	(114)
Amortization of Amylin inventory adjustment	—	14	14	23
Cost of products sold	102	84	326	285

Stock compensation from accelerated vesting of Amylin awards	—	—	—	67
Process standardization implementation costs	10	2	16	18
Marketing, selling and administrative	10	2	16	85

Stock compensation from accelerated vesting of Amylin awards	—	—	—	27
Upfront, milestone and other licensing payments	16	26	16	47
IPRD impairment	—	39	—	142
Research and development	16	65	16	216

Impairment charge for BMS-986094 intangible asset	—	—	—	1,830

Provision for restructuring	14	103	226	174
Gain on sale of product lines, businesses and assets	—	(51)	—	(51)
Acquisition and collaboration related items	—	1	(10)	43
Litigation charges/(recoveries)	—	55	(23)	(45)
Out-licensed intangible asset impairment	—	—	—	38
Loss on debt repurchase	—	—	—	27
Upfront, milestone and other licensing receipts	—	(10)	(14)	(10)
Pension settlements	25	151	161	151
Other (income)/expense	39	249	340	327

Increase to pretax income	167	400	698	2,743
Income tax on items above	(51)	(156)	(242)	(947)
Specified tax benefit*	—	(392)	—	(392)
Income taxes	(51)	(548)	(242)	(1,339)
Increase/(decrease) to net earnings	$116	$(148)	$456	$1,404

* The 2012 specified tax benefit relates to a capital loss deduction.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO CERTAIN GAAP LINE ITEMS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(Unaudited, dollars in millions)

Three months ended December 31, 2013	GAAP	Specified Items*	Non GAAP
Gross Profit	$3,168	102	$3,270
Marketing, selling and administrative	1,068	(10)	1,058
Research and development	957	(16)	941
Other (income)/expense	20	(39)	(19)
Effective Tax Rate	15.4%	2.5%	17.9%

Three months ended December 31, 2012	GAAP	Specified Items*	Non GAAP
Gross Profit	$3,116	84	$3,200
Marketing, selling and administrative	1,143	(2)	1,141
Research and development	1,082	(65)	1,017
Other (income)/expense	166	(249)	(83)
Effective Tax Rate	(80.1)%	95.1%	15.0%

*	Refer to the Specified Items schedules for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO CERTAIN GAAP LINE ITEMS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(Unaudited, dollars in millions)

Twelve months ended December 31, 2013	GAAP	Specified Items*	Non GAAP
Gross Profit	$11,766	326	$12,092
Marketing, selling and administrative	4,084	(16)	4,068
Research and development	3,731	(16)	3,715
Other (income)/expense	205	(340)	(135)
Effective Tax Rate	10.8%	4.6%	15.4%

Twelve months ended December 31, 2012	GAAP	Specified Items*	Non GAAP
Gross Profit	$13,011	285	$13,296
Marketing, selling and administrative	4,220	(85)	4,135
Research and development	3,904	(216)	3,688
Other (income)/expense	(80)	(327)	(407)
Effective Tax Rate	(6.9)%	30.1%	23.2%

*	Refer to the Specified Items schedules for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF NON-GAAP EPS TO GAAP EPS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net Earnings Attributable to BMS — GAAP	$726	$925	$2,563	$1,960
Earnings attributable to unvested restricted shares	—	(1)	—	(1)
Net Earnings used for Diluted EPS Calculation — GAAP	$726	$924	$2,563	$1,959

Net Earnings Attributable to BMS — GAAP	$726	$925	$2,563	$1,960
Less Specified Items*	116	(148)	456	1,404
Net Earnings Attributable to BMS — Non-GAAP	842	777	3,019	3,364
Earnings attributable to unvested restricted shares	—	(1)	—	(1)
Net Earnings used for Diluted EPS Calculation — Non-GAAP	$842	$776	$3,019	$3,363

Average Common Shares Outstanding - Diluted	1,666	1,662	1,662	1,688

Diluted Earnings Per Share — GAAP	$0.44	$0.56	$1.54	$1.16
Diluted EPS Attributable to Specified Items	0.07	(0.09)	0.28	0.83
Diluted Earnings Per Share — Non-GAAP	$0.51	$0.47	$1.82	$1.99

*	Refer to the Specified Items schedules for further details.

BRISTOL-MYERS SQUIBB COMPANY
NET DEBT CALCULATION
AS OF DECEMBER 31, 2013 AND SEPTEMBER 30, 2013
(Unaudited, dollars in millions)

	December 31, 2013	September 30, 2013
Cash and cash equivalents	$3,586	$1,771
Marketable securities - current	939	951
Marketable securities - long term	3,747	3,623
Cash, cash equivalents and marketable securities	8,272	6,345
Short-term borrowings and current portion of long-term debt	(359)	(680)
Long-term debt	(7,981)	(6,532)
Net debt position	$(68)	$(867)